Exhibit 3.123(a)

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 03/23/1998 981110001 - 2874734

ARTICLES OF INCORPORATION

OF

OWNERS CLUB ASSET COMPANY

ARTICLE I

The name of the corporation is Owners Club Asset Company.

ARTICLE II

The address of its registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

ARTICLE V

The name and mailing address of the incorporator is:

Thomas T. Henslee

3030 LBJ Freeway, Suite 840

Dallas, Texas 75234

ARTICLE VI

The corporation is to have perpetual existence.

ARTICLE VII

The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

ARTICLE VIII

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

ARTICLE IX

The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 13th day of March, 1998.

/s/ Thomas T. Henslee
Thomas T. Henslee

PREPARED BY H&C

March 13, 1998